Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Crown Crafts, Inc. and Subsidiaries
We consent to the incorporation by reference in the registration statements No. 33-64499 and No. 333-136868 on Form S-8 of Crown Crafts, Inc. and subsidiaries of our report dated June 26, 2009, with respect to the consolidated balance sheet of Crown Crafts, Inc. and subsidiaries as of March 29, 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended March 29, 2009, and the related financial statement schedule, which report appears in the March 29, 2009 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries.
(signed) KPMG LLP
Baton Rouge, Louisiana
June 26, 2009